                                                                    EXHIBIT 99.2
AMERICAN ORIENTAL BIOENGINEERING
SECOND QUARTER 2006 EARNINGS
AUGUST 14, 2006


OPERATOR: Good afternoon ladies and gentlemen. My name is_________ and I'll be your conference facilitator today. At this time I would like to welcome everyone to the American Oriental Bioengineering second quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, please press star, one, on your telephone keypad. If you would like to withdraw your question, please press the pound key.

It is now my pleasure to turn the floor over to your host, Matthew Hayden of Hayden Communications. Sir, you may begin your conference.

MATTHEW HAYDEN: Thank you and welcome everyone to American Oriental Bioengineering's Second Quarter 2006 Conference Call. Today's press release announcing these results was posted to the appropriate newswires after the close of the market today. On the call today is Mr. Tony Liu, Chairman and CEO of AOB, as well as Ms Lily Li, COO and Acting CFO in addition to Mr. Wilfred Chow VP of Finance and Flora Hua Controller. Today's call will include a formal presentation by management followed by a Q&A session.

Before we get started I'd like to read the cautionary statement about forward-looking statements. This presentation and conference call may contain in addition to historical information forward-looking statements within the meaning of the Federal Securities laws regarding AOB. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements other than statements that are historical facts. These forward-looking statements are based on current management's expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from the expectations reflected in these forward-looking statements. Potential risks and uncertainties include product and service demand acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulation and other risks contained in the statements filed from time to time with the SEC. All such forward-looking statements, whether written or oral and whether made by or on behalf of the company are expressly qualified by the cautionary statements and other cautionary statements which accompany these forward-looking statements. Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements. Forward-looking statements made during this conference call speak only to the date and all written or oral forward-looking statements are qualified by these cautionary statements.

With that out of the way, I'd like to turn the call over to Mr. Tony Liu, Chairman, CEO and President and Mr. Wilfred Chow who will translate on behalf of Tony. Go ahead the floor is yours Tony and Wilfred

TONY LIU: Good afternoon everyone and thank you for joining us for our second quarter 2006 earnings conference call.

I am very pleased to report that in addition to successfully completing the acquisitions of GLP and HQPL, AOB posted record quarterly results for the 2Q 2006. Revenues for the period were $22.8 million representing a 91.2 percent increase from the second quarter of last year with net income of $5.8 million, the highest in the Company's history. Organic revenues grew 66 percent from the 2Q last year despite a difficult year over year comparison.

Translate

The recent acquisitions of GLP and HQPL are two very important steps in the ongoing evolution of AOB into a recognized leader of plant based pharmaceutical and plant based nutraceutical products in China. In just over two months we have recorded over $3.0 million in revenue from GLP while at the same time significantly improving their operating margins. We expect both acquisitions to contribute more meaningfully to revenue and earnings during the third quarter and increasing in subsequent quarters as we bring both businesses up to AOB's standards of performance and efficiency.

Translate

We expect to drive value from our recent acquisitions in a number of ways. First, we will market GLP products through our robust existing network of distribution channels. . Second, we will co-market the GLP Jinji Series with our existing products targeted at women's health to enhance our penetration into this large and growing category.. Finally, we will market our entire portfolio of products through channels now available to us from the acquisition of HQPL. In combination with all of these efforts we will aim to take advantage of the broad commercial appeal of Ms. Ni Ping, a very well-known figure in popular Chinese culture, who we have hired as Spokesperson for AOB to continue to create an important brand in plant based pharmaceuticals and nutraceuticals in China.

Translate

In addition to revenue growth opportunities we have identified several areas to improve operating efficiencies. Within just two months since the close of the acquisition we have improved GLP's gross margins by 7 percent and operating margins by 13 percent and seek to have GLP's margins at the same level as that of AOB's by the end of 2006. Our strategy has been and remains to drive growth by managing operations well and seeking opportunities to acquire complimentary assets. We have delivered on both of those objectives so far this year. We are truly excited about the platform we have created for our PBP and PBN products and our positioning in the market. We believe we can continue to grow revenues strongly from an organic standpoint and where appropriate will look to use our strong cash position and management team to make complimentary and accretive acquisitions..

Translate

I will now turn the call briefly over to Ms. Lily Li. Lily?

LILY LI:

Thanks Tony and Wilfred, and good afternoon everyone. As Tony mentioned we experienced a very strong second quarter with total revenues increasing 91.2 percent versus last year and 19.3 percent from the first quarter of 2006 to $22.7 million. Organic growth, excluding the acquisition of GLP, revenues increased 66 percent and 4.0 percent as compared to last year and the first quarter of 2006 respectively. We are pleased with second quarter of 2006 results especially in light of the Company facing the toughest comparison of the year with second quarter 2005 results increasing 98 percent year over year for that prior period. I would now like to turn the call back to Mr. Wilfred Chow our VP of Finance to review in detail our quarterly financial performance.

Wilfred Chow:
Thanks Lily.

Let me begin by providing the specific revenue break down by our two business segments.

PBP product sales increased by 113.5 percent to $15.9 million versus the second quarter last year driven by the contribution of GLP and continued strong sales of the Company's Cease Enuresis and Shuanghuanlian Injection Powder products, which increased 119.1 percent and 46.7 percent respectively from the year ago period. We continue to experience strong demand for our core products while beginning to see accelerating demand for our new brands acquired from GLP. As mentioned, in just over two months since the close of the acquisition we achieved $3.0 million in sales or approximately 30 percent of GLP's total revenues on a standalone basis for all of 2005.

PBN product sales in the second quarter totaled $6.9 million, representing a
54.3 percent increase from the $4.5 million reported during the comparable period last year as marketing efforts led to further penetration and brand awareness in the marketplace. Sales of the Protein Peptide series increased 84.2 percent to $5.9 million versus last year and had the biggest impact on PBN revenues during the second quarter.

Gross margins for the second quarter increased 1.5 percent to 66.3 percent as compared to last year and 40 basis points from the first quarter 2006 as the Company benefited from improved efficiencies across both product categories.

Total operating expenses were $8.1 million which increased 148.8 percent versus last year as the Company increased expenses to support growth initiatives. Operating expenses also increased due to the GLP acquisition. Operating income increased to $7.0 million, up 56.9 percent compared to $4.5 million in the year ago period. Operating margins were 30.8 percent as compared to 37.5 percent last year and 33.4 percent in the first quarter 2006.

Let me spend a few moments explaining the additional expenses this quarter. Our operating margins have been impacted by the acquisition of GLP in much the same way as with the acquisition of HSPL in 2004 and we expect that over the next few quarters we will experience an improvement in operating margins similar to that experienced in the quarters following the acquisition of HSPL. As a point of reference, one quarter after acquiring HSPL back in the third quarter of 2004, we experienced a decline in operating margins on a consolidated basis from 34.8 percent in the third quarter 2004 to 31.1 percent in the fourth quarter 2004. Over the next several quarters, as we began to reduce redundant expenses, our operating margin began to increase. By the end of 2005 our operating margins was
33.5 percent, 1.9 percent above our operating margins for the nine months before the acquisition. Similarly, in just over two months since the acquisition of GLP we have improved gross margins at GLP by 7 percent and operating margins by 13 percent to 66.7 percent and 17 percent respectively. We anticipate significant further improvements in this trend and expect that by the end of 2006 GLP margins will be comparable to that experienced by AOB prior to the acquisition of GLP.

Turning to net income, we increased net income to $5.8 million which represents over 73.7 percent growth as compared to the second quarter 2005. Earnings per share totaled $0.09 as compared to $0.08 last year or a 12.5 percent increase. Fully diluted shares increased 47.8 percent to 62.8 million primarily as a result of our November 2005 private placement.

Looking briefly at our results through the first six months of 2006 as compared to the prior period. Revenues increased 93.7 percent to $41.8 million, gross margins improved 2.4 percent to 66.1 percent for a 101.1 percent increase in gross profit to $27.6 million, operating income increased 78.5 percent to $13.4 million with operating margins of 32.0 percent compared to 34.8 percent and net income increasing 93.8 percent to $10.7 million. Fully diluted EPS increased
30.8 percent to $0.17 versus $0.13 despite the 46.2 percent increase in weighted average fully diluted shares.

Our balance sheet remains very strong and as of the end of the second quarter 2006 we had $70.3 million in cash. The cash positioned increased from the end of 2005 as we generated $8.6 million in positive cash flow from operations through the first six months of this year and completed the second closing associated with our November 2005 private placement, offset by our $18.1 million net cash purchase price of GLP. Through the first six months of this year we generated $7.9 million in positive free cash flow. Our total debt increased since the end of the first quarter as a result of the GLP acquisition where we assumed their related liabilities. Our receivables and inventories continue to remain at adequate levels.

I will now turn the call back to Lily for concluding comments before we open the floor for questions:

Lily Li:

In conclusion the entire management team is very optimistic about AOB's future prospects. The acquisition of HQPL for $4.0 million has given us a 900 percent increase in our distribution points from 10,000 to 100,000 with effective coverage of every province in China. HQPL will sell AOB's expanded line of products to a larger and much broader addressable customer base. Based on this immediate contribution we expect the acquisition of HQPL to be immediately accretive.

Our confidence in the business and the opportunity remain strong and we look forward to future growth. I will now open the call up for questions. Operator?